Exhibit 15.1

The Board of Trustees
Archstone Communities Trust:

Re: Registration Statement on Form S-4 of Archstone-Smith Trust and Archstone Communities Trust

          With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our reports dated May 4, 2001 and July 25, 2001, except as to Note 10, which is as of July 27, 2001, related to our review of interim financial information as of March 31, and June 30, 2001 and for the three and six month periods ended March 31, and June 30, 2001 and 2000.

          Pursuant to Rule 436(c) under the Securities and Exchange Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

/s/    KPMG LLP                              Chicago, Illinois
September 20, 2001